Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Denny’s Corporation on Form S-4 of our report dated February 7, 2003 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for intangible assets in 2002 to conform to Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets”, as described in Note 3), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Greenville, South Carolina

December 21, 2004